Exhibit 10.9

Named Executive Officer Merit Increases

Effective January 28, 2007

Name / Title	2007 Annual Base Salary
Neil S. Novich Chairman, President and Chief Executive Officer	$850,000

Jay M. Gratz Executive Vice President, Chief Financial Officer and President – Ryerson Coil Processing	$525,300

Gary J. Niederpruem Executive Vice President	$525,300

Stephen E. Makarewicz President – Ryerson South	$335,000

James M. Delaney President – Global Accounts Division	$280,152